Marathon Petroleum Corporation Reports Third-Quarter 2014 Results

•	Reported third-quarter earnings of $672 million ($2.36 per diluted share)

•	Closed Speedway's acquisition of Hess' retail operations

•	Announced plans to substantially accelerate the growth of MPLX, and authorized sale of remaining 31 percent interest in MPLX Pipe Line Holdings to MPLX

•	Returned $442 million of capital to shareholders, including $301 million of share repurchases

FINDLAY, Ohio, Oct. 30, 2014 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2014 third-quarter earnings of $672 million, or $2.36 per diluted share, compared with $168 million, or $0.54 per diluted share, for the third quarter of 2013. Third-quarter 2014 earnings included pretax pension settlement expenses of $21 million, compared with $23 million for the third quarter of 2013.

“The efficiency and flexibility of our integrated downstream system enabled us to continue capturing opportunities in the markets we serve,” said President and CEO Gary R. Heminger. “Our ability to quickly adjust and direct refined products to the markets of greatest value has served consumers and MPC shareholders well.”

"MPC’s retail subsidiary, Speedway LLC, achieved outstanding performance during the quarter while preparing for the acquisition of Hess’ retail operations, which closed on Sept. 30," Heminger said. “Speedway’s consistent ability to generate strong merchandise margins provides great synergy with the fuel volumes and margins of the acquired Hess locations. We believe we will deliver sustained value from these synergies, and we welcome our new employees as we begin serving our customers in these new markets. This retail acquisition also has expanded our strategic options as planning for our midstream business continues to evolve.” Speedway now owns and operates approximately 2,740 stores in 22 states.

Turning to midstream operations, Heminger said MPC plans to substantially accelerate the growth of MPLX LP (NYSE: MPLX), the master limited partnership sponsored by MPC. MPLX is expected to provide unitholders an average annual distribution growth rate percentage in the mid-20s over the next five years. By the end of 2015, MPLX expects to triple its annualized run-rate earnings before interest, taxes, depreciation and amortization (EBITDA) versus third-quarter 2014 annualized run-rate EBITDA. Heminger said this increased scale better positions MPLX to grow through organic projects, continued drop-downs and potential third-party acquisitions. In support of this plan, the MPC board of directors has authorized the sale of MPC's remaining 31 percent interest in MPLX Pipe Line Holdings LP to MPLX.

“We believe MPLX’s long-term growth profile represents substantial value to MPC shareholders through our general partner interest, the incentive distribution rights and the potential for meaningful proceeds from asset sales to MPLX,” said Heminger. “The opportunities for drop-downs of MPC's existing midstream assets, along with organic investments at MPC and MPLX, enable both MPC and MPLX to continue to participate in the energy infrastructure development taking place in the U.S., as well as allow for continuing capital returns to our owners.” Heminger pointed out that MPC acquired $301 million of its own shares and paid $141 million in dividends during the quarter.

“MPC shareholders now own the largest refining, logistics and retail systems east of the Mississippi,” Heminger concluded. “Our successful retail segment has almost doubled in size and our midstream assets are positioned to grow along with North American energy production. Our seven-plant refining system is characterized by top-tier assets located in attractive geographic markets. The investments we are making in MPC are consistent with our strategy of growing our higher-valued, stable cash-flow businesses while enhancing our refining margins. The company is well-positioned for continued value creation.”

Segment Results

Total income from operations was $1.06 billion in the third quarter of 2014, compared with $301 million in the third quarter of 2013.

	Three Months Ended September 30
(In millions)	2014	2013
Income from Operations by Segment
Refining & Marketing	$971	$227
Speedway	119	102
Pipeline Transportation	69	54
Items not allocated to segments:
Corporate and other unallocated items	(76)	(59)
Pension settlement expenses	(21)	(23)
Income from operations	$1,062	$301

Refining & Marketing

Refining & Marketing segment income from operations was $971 million in the third quarter of 2014, compared with $227 million in the third quarter of 2013. The increase was primarily due to more favorable net product price realizations and higher U.S. Gulf Coast and Chicago crack spreads, partially offset by higher turnaround and other direct operating costs. The Chicago and Gulf Coast Light Louisiana Sweet 6-3-2-1 blended crack spread increased from $6.52 per barrel in the third quarter of 2013 to $8.70 per barrel in the third quarter of 2014.

Speedway

Speedway's third-quarter 2014 earnings are a record for the company, excluding impacts from the acquisition of Hess' retail operations. Speedway segment income from operations was $119 million in the third quarter of 2014, compared with $102 million in the third quarter of 2013. The increase was primarily the result of higher light product and merchandise margins, partially offset by higher operating expenses attributable to an increase in the number of stores. The light product margin increased from 14.04 cents per gallon in the third quarter of 2013 to 15.96 cents per gallon in the third quarter of 2014.

Pipeline Transportation

Pipeline Transportation segment income from operations, which includes 100 percent of MPLX’s operations, was $69 million in the third quarter of 2014, compared with $54 million for the third quarter of 2013. The increase was primarily due to an increase in pipeline transportation revenue and equity affiliate income, partially offset by higher operating expenses attributable mainly to pipeline maintenance and expenses related to MPLX's proposed Cornerstone Pipeline project.

Items Not Allocated to Segments

Corporate and other unallocated expenses of $76 million in the third quarter of 2014 were higher than the third quarter of 2013 largely due to costs incurred in connection with the acquisition of Hess' retail operations. During the third quarter of 2014, MPC recorded pretax pension settlement expenses of $21 million resulting from the level of employee lump-sum retirement distributions occurring in 2014, compared with $23 million of pretax pension settlement expenses in the third quarter of 2013.

Strong Financial Position and Liquidity

On Sept. 30, the company had $1.9 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1.3 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of Sept. 30, the company’s strong financial position was reflected by its debt-to-total capital ratio of 36 percent. The increase over the prior quarter is primarily due to debt incurred as a result of the acquisition of Hess' retail operations.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC's website at http://www.marathonpetroleum.com by clicking on the "2014 Third-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, Nov. 12. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,400 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,740 convenience stores in 22 states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company's distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Angelia Graves (419) 421-2703
Jamal Kheiry (419) 421-3312

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding both MPC and MPLX. These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” "objective," “expect,” “forecast,” "plan," “project,” "potential," “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those in the forward-looking statements include: our ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition, including any expected synergies; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; impacts from our repurchases of shares of MPC common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPLX actual results to differ materially from those in the forward-looking statements include: the adequacy of MPLX capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute business plans; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under commercial agreements; the ability to successfully implement growth strategies, whether through organic growth or acquisitions; state and federal environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC’s Form 10-K or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-share data)	2014	2013	2014	2013
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$25,438	$26,256	$75,567	$75,263
Income from equity method investments	29	9	121	16
Net gain on disposal of assets	2	1	14	3
Other income	12	8	57	40
Total revenues and other income	25,481	26,274	75,759	75,322
Costs and expenses:
Cost of revenues (excludes items below)	21,935	23,553	65,571	65,907
Purchases from related parties	112	103	401	254
Consumer excise taxes	1,622	1,631	4,736	4,685
Depreciation and amortization	322	299	967	888
Selling, general and administrative expenses	342	305	1,004	912
Other taxes	86	82	288	259
Total costs and expenses	24,419	25,973	72,967	72,905
Income from operations	1,062	301	2,792	2,417
Net interest and other financial income (costs)	(50)	(47)	(144)	(140)
Income before income taxes	1,012	254	2,648	2,277
Provision for income taxes	333	81	898	775
Net income	679	173	1,750	1,502
Less net income attributable to noncontrolling interests	7	5	24	16
Net income attributable to MPC	$672	$168	$1,726	$1,486

Per-share data
Basic:
Net income attributable to MPC per share	$2.38	$0.54	$5.99	$4.63
Weighted average shares:(a)	282	309	288	321
Diluted:
Net income attributable to MPC per share	$2.36	$0.54	$5.95	$4.60
Weighted average shares:(a)	284	311	290	323
Dividends paid	$0.50	$0.42	$1.34	$1.12

(a)	The number of weighted average shares for the periods ended Sept. 30, 2014, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2014	2013	2014	2013
Income from Operations by segment
Refining & Marketing	$971	$227	$2,593	$2,235
Speedway	119	102	271	292
Pipeline Transportation	69	54	222	163
Items not allocated to segments:
Corporate and other unallocated items	(76)	(59)	(204)	(190)
Pension settlement expenses	(21)	(23)	(90)	(83)
Income from operations	1,062	301	2,792	2,417
Net interest and other financial income (costs)	(50)	(47)	(144)	(140)
Income before income taxes	1,012	254	2,648	2,277
Provision for income taxes	333	81	898	775
Net income	679	173	1,750	1,502
Less net income attributable to noncontrolling interests	7	5	24	16
Net income attributable to MPC	$672	$168	$1,726	$1,486

Capital Expenditures and Investments(a)
Refining & Marketing	$318	$243	$731	$1,797
Speedway	2,707	65	2,783	177
Pipeline Transportation	224	42	418	173
Corporate and Other(b)	29	61	80	121
Total	$3,278	$411	$4,012	$2,268

(a)
The three and nine months ended Sept. 30, 2014, include $2.68 billion for the acquisition of Hess' retail operations and related assets. The nine months ended Sept. 30, 2013 include $1.36 billion for the acquisition of the Galveston Bay refinery and related assets.

(b)	Includes capitalized interest.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)(b)	2,155	2,155	2,092	2,063
Refining & Marketing (R&M) Operating Statistics(b)
R&M refined product sales volume (mbpd)(c)	2,140	2,148	2,079	2,052
R&M gross margin (dollars per barrel)(d)	$14.55	$9.25	$15.02	$12.42
Crude oil capacity utilization (percent)(e)	100	99	94	97
Refinery throughputs (mbpd):(f)
Crude oil refined	1,720	1,682	1,616	1,603
Other charge and blendstocks	160	195	172	202
Total	1,880	1,877	1,788	1,805
Sour crude oil throughput (percent)	52	53	52	53
WTI-priced crude oil throughput (percent)	16	21	18	22
Refined product yields (mbpd):(f)
Gasoline	864	938	851	917
Distillates	598	578	574	570
Propane	36	39	36	37
Feedstocks and special products	330	259	280	227
Heavy fuel oil	24	31	27	31
Asphalt	63	70	52	57
Total	1,915	1,915	1,820	1,839
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.52	$0.96	$1.82	$0.94
Depreciation and amortization	1.35	1.27	1.43	1.32
Other manufacturing(h)	4.33	4.10	4.96	4.00
Total	$7.20	$6.33	$8.21	$6.26
R&M Operating Statistics by Region - Gulf Coast(b)
Refinery throughputs (mbpd):(i)
Crude oil refined	1,075	1,035	989	971
Other charge and blendstocks	155	175	174	181
Total	1,230	1,210	1,163	1,152
Sour crude oil throughput (percent)	66	64	64	65
WTI-priced crude oil throughput (percent)	1	7	2	8
Refined product yields (mbpd):(i)
Gasoline	505	561	498	545
Distillates	389	370	366	363
Propane	25	24	24	23
Feedstocks and special products	310	241	275	214
Heavy fuel oil	8	21	13	20
Asphalt	19	23	13	14
Total	1,256	1,240	1,189	1,179
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.15	$0.86	$1.77	$0.77
Depreciation and amortization	1.10	1.01	1.16	1.04
Other manufacturing(h)	4.11	4.08	4.86	3.82
Total	$6.36	$5.95	$7.79	$5.63

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	645	647	627	632
Other charge and blendstocks	38	56	43	55
Total	683	703	670	687
Sour crude oil throughput (percent)	30	35	33	35
WTI-priced crude oil throughput (percent)	41	43	42	43
Refined product yields (mbpd):(i)
Gasoline	359	377	353	373
Distillates	209	208	208	207
Propane	13	15	13	14
Feedstocks and special products	51	54	49	46
Heavy fuel oil	16	10	14	11
Asphalt	44	47	39	43
Total	692	711	676	694
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.10	$1.08	$1.78	$1.17
Depreciation and amortization	1.75	1.66	1.80	1.72
Other manufacturing(h)	4.51	3.91	4.82	4.10
Total	$8.36	$6.65	$8.40	$6.99
Speedway Operating Statistics
Convenience stores at period-end(j)	2,744	1,471
Gasoline and distillate sales (millions of gallons)	842	803	2,421	2,329
Gasoline and distillate gross margin (dollars per gallon)(k)	$0.1596	$0.1404	$0.1351	$0.1483
Merchandise sales (in millions)	$870	$843	$2,422	$2,360
Merchandise gross margin (in millions)	$235	$224	$651	$620
Merchandise gross margin percent	27.0%	26.5%	26.9%	26.3%
Same store gasoline sales volume (period over period)	(0.8)%	1.0%	(1.0)%	0.6%
Same store merchandise sales (period over period)(l)	4.8%	5.6%	4.8%	3.8%
Pipeline Transportation Operating Statistics
Pipeline throughputs (mbpd):(m)
Crude oil pipelines	1,265	1,317	1,230	1,308
Refined products pipelines	839	913	843	930
Total	2,104	2,230	2,073	2,238

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb. 1, 2013, acquisition date.

(c)	Includes intersegment sales.

(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 33 mbpd and 36 mbpd for third quarter 2014 and 2013, respectively, and 45 mbpd and 34 mbpd for the nine months ended Sept. 30, 2014 and 2013, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)
Includes 1,245 stores acquired on Sept. 30, 2014, through the acquisition of Hess' retail operations and related assets. Segment results for the period prior to the acquisition do not include the results from these operations.

(k)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(l)	Excludes cigarettes.

(m)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2014	2013	2014	2013
Segment EBITDA(a)
Refining & Marketing	$1,228	$473	$3,375	$2,969
Speedway	152	131	361	375
Pipeline Transportation	89	73	280	218
Total Segment EBITDA(a)	1,469	677	4,016	3,562
Total segment depreciation & amortization	(310)	(294)	(930)	(872)
Items not allocated to segments	(97)	(82)	(294)	(273)
Income from operations	1,062	301	2,792	2,417
Net interest and other financial income (costs)	(50)	(47)	(144)	(140)
Income before income taxes	1,012	254	2,648	2,277
Income tax provision	333	81	898	775
Net income	679	173	1,750	1,502
Less: Net income attributable to noncontrolling interests	7	5	24	16
Net income attributable to MPC	$672	$168	$1,726	$1,486

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	September 30 2014	June 30 2014
Cash and cash equivalents	$1,854	$2,125
Total debt(a)	6,264	3,638
Equity	11,266	11,037
Debt-to-total-capital ratio (percent)	36	25
Shares outstanding (millions)	281	285

Cash provided from operations (quarter ended)	$1,078	$878

(a) Includes long-term debt due within one year.